BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Pricing Supplement No. 0214 Dated          Rule 424(b)(2)
      February 5, 1999 (To Prospectus dated      File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Senior Medium-Term Notes, Series H
      Due Nine Months or More From Date of Issue


      Principal Amount:                         $  19,910,000.00
      Issue Price:                  100.0000%   $  19,910,000.00
      Commission or Discount:         1.0000%   $     199,100.00
      Proceeds to Corporation:       99.0000%   $  19,710,900.00

      Agent:                   PaineWebber Incorporated, as Principal

      Original Issue Date:     February 10, 1999
      Stated Maturity Date:    February 10, 2039

      Cusip #:                 06606N-AE-4

      Form:                    Book entry only

      Interest Rate:           Floating

      Daycount Convention:     30/360


      Index maturity:          30 days

      Spread:                  -5.0 bps

      Initial Interest Rate:   4.88813%

      Interest Reset Period:   Monthly, commencing on March 10, 1999

      Interest Reset Dates:    10th of each month

      Interest Determination
        Date:                  Two London Banking Days preceding the
                               Reset Date

      Interest Payment Dates:  10th of February, May, August and November,
                               commencing on May 10, 1999

      Minimum Denomination:    $250,000.00

      May the Notes be redeemed by the Company prior
      to maturity?                                               No

      May the notes be repaid prior to maturity at the option
      of the holder?                                  Yes (See Below)


      The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus acrued interest thereon, if any, upon at least 30 calendar days prior notice to the Company and the Trustee

                Repayment Date                 Price

                February 10, 2009             99.00%
                February 10, 2012             99.50%
                February 10, 2015             99.75%
                February 10, 2018 and on each
                 third anniversary thereafter
                 to maturity                 100.00%

      Discount Note?                                             No